UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Witness Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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WITNESS SYSTEMS, INC.
300 Colonial Center Parkway
Roswell, Georgia 30076
(770) 754-1900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2006

The Annual Meeting of Stockholders of Witness Systems, Inc. will be held on Thursday, May 18, 2006, at 9:00 a.m., local time, at the offices of the Company for the following purposes:

1.	To elect one director to our Board of Directors for a three-year term;

2.	To ratify the selection of KPMG LLP, as our independent public accountants for our current fiscal year; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on March 31, 2006, as the record date for determining which stockholders are entitled to notice of, and to vote at the annual meeting. Stockholders of record as of the close of business on that date are entitled to vote at the annual meeting or any postponement or adjournment thereof.

By Order of the Board of Directors,

David B. Gould
Chairman and Chief Executive Officer

April 12, 2006
Atlanta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

WITNESS SYSTEMS, INC.
300 Colonial Center Parkway
Roswell, Georgia 30076
(770) 754-1900

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it in the enclosed envelope. This proxy statement has information about the annual meeting and is being furnished on behalf of our Board of Directors. The Company intends to mail this proxy statement and the accompanying proxy card on or about April 17, 2006, to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

Stockholders of record on March 31, 2006, the record date, are entitled to vote at the annual meeting. On that date, a total of 33,393,078 shares of the Company’s common stock were outstanding and eligible to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it in the enclosed envelope. If you sign and return your proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR each director nominee and FOR the other proposals to be considered at the annual meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return or submit voting instructions for all proxy cards to ensure that all your shares are voted.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote by giving our corporate secretary written notice revoking your proxy card, or by signing, dating, and returning to us a new proxy card with a later date, or by voting in person at the meeting.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in a street name?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions on voting your shares.

How are votes counted?

A quorum will be present, and we will hold the annual meeting, if holders of a majority of the shares of common stock entitled to vote sign and return their proxy cards or attend the meeting. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so called “broker non-votes”), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. The shares will not be considered present at the meeting for any proposal with respect to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the other proposals that are not routine, but they will have the effect of reducing the number of affirmative votes required to approve such proposal, because they reduce the number of shares represented from which a majority is calculated. Abstentions, or proxies which are properly signed and returned but which abstain on all or any matters to be voted on at the meeting will also be counted as present for purposes of determining whether a quorum exists.

How many votes are required to elect a director?

We are electing one director this year. Directors are elected by a plurality. This means that the nominee receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. As a result, if you withhold your vote as to a nominee, it will have no effect on the result of the election of that nominee. Broker non-votes will have no effect on the election of directors.

How many votes are required to approve the other proposals?

All other proposals will be approved upon the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions as to these proposals will have the same effect as a vote against the proposal.

Who pays for this proxy statement?

The Company pays for the cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any other solicitation materials furnished to you. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive extra compensation for doing this.

When is the deadline for receipt of stockholder proposals for the 2007 annual meeting?

Proposals of our stockholders that are intended to be presented at our 2007 annual meeting must be received no later than February 18, 2007, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of our common stock which, as of March 31, 2006, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of our Board of Directors, by the nominees for election to the Board of Directors, by each executive officer, by the nominee and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known by us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock:

Directors and Officers (1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
David Gould (2)	940,343	2.8%
Tom Bishop (3)	14,530	*
Thomas J. Crotty (4)	42,000	*
Joel G. Katz (5)	41,000	*
Dan J. Lautenbach (6)	57,000	*
Terence H. Osborne (7)	29,670	*
Peter Sinisgalli (8)	21,000	*
Nick Discombe (9)	169,229	*
William Evans (10)	301,818	*
Steve Allen (11)	34,200	*
Bill Robinson (12)	60,900	*
All directors and executive officers as a group (19 persons) (13)	2,657,432	8.0%

5% Stockholders

Friess Associates LLC (14) 115 E. Snow King Jackson Hole, WY 83001	1,767,800	5.5%

Columbia Wanger Asset Management, L.P. (15) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	1,700,400	5.4%

Rainier Investment Management Inc. (16) Two Union Square 601 Union St. #2801 Seattle WA 98101	1,689,752	5.28%
________
*  Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)
Information with respect to “beneficial ownership” shown in the table above is based on information supplied by the directors and executive officers and filings made with the Commission or furnished to us by other stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on shares of common stock outstanding as of March 31, 2006 and includes shares of common stock subject to options that may be exercised within sixty (60) days of March 31, 2006. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. The business address for all directors and officers is 300 Colonial Center Parkway, Suite 600, Roswell, GA 30076.

(2)
Includes 835,597 shares subject to options that are exercisable within 60 days of March 31, 2006; 35,000 shares held by Mr. Gould’s wife; and 8,348 shares held by trusts for the benefit of Mr. Gould’s children. Mr. Gould disclaims beneficial ownership of the shares held by his wife and the shares in the trust held for the benefit of his children.

(3)	Includes 14,530 shares subject to options that are exercisable within 60 days of March 31, 2006.

(4)	Includes 12,000 shares subject to options that are exercisable within 60 days of March 31, 2006.

(5)	Includes 35,000 shares subject to options that are exercisable within 60 days of March 31, 2006.

(6)	Includes 54,000 shares subject to options that are exercisable within 60 days of March 31, 2006.

(7)	Includes 26,670 shares subject to options that are exercisable within 60 days of March 31, 2006.

(8)	Includes 15,000 shares subject to options that are exercisable within 60 days of March 31, 2006.

(9)	Includes 166,229 shares subject to options that are exercisable within 60 days of March 31, 2006.

(10)	Includes 301,818 shares subject to options that are exercisable within 60 days of March 31, 2006.

(11)	Includes 31,200 shares subject to options that are exercisable within 60 days of March 31, 2006.

(12)	Includes 60,900 shares subject to options that are exercisable within 60 days of March 31, 2006.

(13)	Includes 2,385,945 shares subject to options that are exercisable within 60 days of March 31, 2006 and 43,348 shares as to which the respective directors and officers disclaim beneficial ownership.

(14)	This information is derived from a Schedule 13G filed by this party on February 15, 2006 on behalf of Friess Associates LLC.

(15)	This information is derived from a Schedule 13G/A filed by this party on February 14, 2006 on behalf of Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

(16)	This information is derived from a Schedule 13G filed by this party on January 10, 2006 on behalf of Rainier Investment Management, Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The number of directors is determined from time to time by the Board of Directors and is currently fixed at seven members. The Board is currently comprised of two Class I directors, David Gould and Terence H. Osborne, three Class II directors, Tom Bishop, Dan J. Lautenbach and Peter Sinisgalli and two Class III directors, Thomas J. Crotty and Joel G. Katz.. Each year at the annual meeting, our stockholders elect a single class of directors. Subject to transition provisions, each director elected at our annual meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. At the annual meeting, David Gould has been nominated to stand for re-election as Class I director, with a term expiring in 2009. Terence H. Osborne, age 67, has served as a director since June 2003, but has chosen not to stand for re-election at this time. The vacancy created may be filled by action of the Board although no candidate has been identified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Gould, the nominee named below. In the event that he should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of a substitute nominee that the Board of Directors may select. Mr. Gould has agreed to serve if elected, and management has no reason to believe that he will be unable to serve.

The Board of Directors recommends a vote FOR the named nominees.

Nominee to Serve as Class I Director (Term Expires in 2009)

 David Gould, age 47, has served as our Chief Executive Officer since February 1999 and as Chairman of the Board since November 1999. He also served as our President from February 1999 until April 2003. From March 1996 to November 1998, Mr. Gould was Chief Executive Officer and Chairman of the Board of InStream Corporation, a healthcare electronic commerce company. Mr. Gould has been recommended by our nominating committee and endorsed by the full Board of Directors.

Incumbent Class II Directors (Term Expires in 2007)

Tom Bishop, age 52, has served as a director since October 2004. Since March 2005, Mr. Bishop has served as Chief Technology Officer for BMC Software, a provider of Business Service Management solutions. From April 2002 to January 2005, Mr. Bishop served as Chief Technology Officer for VIEO, Inc., a provider of real-time application-based service level management solutions. From December 2001 to April 2002, Mr. Bishop was Chief Executive Officer for Abeona Networks, a provider of Web and Applications Services. From December 2000 to October 2001, Mr. Bishop was President and Senior Vice President of Strategy and Business Development for 2nd Wave Inc., a provider of Network-Enabled Deployment/Support and the ASP Business Model. Mr. Bishop also served as Chief Executive Officer for CompuCare Management Systems from October 1999 to December 2000 and Chief Technology Officer for the Tivoli Systems Division of IBM from 1995 to 1999. Mr. Bishop holds nine patents in the areas of fault tolerant computing, distributed computing and multi-processing, and was selected by InfoWorld magazine as one of the industry’s 25 Most Influential CTOs for 2004.

Dan J. Lautenbach, age 60, has served as a director since March 2002. Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization. From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation. Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, EMEA, from 1997 to 2001, and prior to that held various management positions with IBM.

Peter Sinisgalli, age 50, has served as a director since July 2000. Mr. Sinisgalli has been Chief Executive Officer of Manhattan Associates, a supply chain automation company, since July 2004, and President since March 2004. Prior to being promoted to Chief Executive Officer, Mr. Sinisgalli served as Chief Operating Officer of Manhattan Associates. From April 2003 to February 2004, he served as President and Chief Executive Officer for NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care, and from November 1996 until January 2003, he served as President and Chief Operating Officer of CheckFree Corporation, a provider of electronic billing and payment services.

Incumbent Class III Directors (Term Expires in 2008)

Thomas J. Crotty, age 48, has served as a director since April 1997. Mr. Crotty has been a General Partner of Battery Ventures, a venture capital firm, since 1989.

Joel G. Katz, age 42, has served as a director since July 1999. Mr. Katz has been a private investor since August 2001. From April 1999 to August 2001, he served as Chief Financial Officer for Vignette Corporation, a provider of content management software and services. Prior to his employment by Vignette Corporation, Mr. Katz served as Chief Financial Officer of Harbinger Corporation, a provider of electronic commerce software and services, from 1990 to 1999.

PROPOSAL 2

RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to approval of the stockholders. Representatives of KPMG will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to respond to appropriate questions that the stockholders might have. Although stockholder approval of the Audit Committee’s selection of KPMG is not required by law, the Audit Committee believes such action is desirable.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by KPMG during those periods:

	2005	2004
Audit Fees (1)	$1,017,000	$1,468,000
Audit-Related Fees (2)	568,000	74,000
Tax Fees (3)	36,000	39,000
All Other Fees	0	0
TOTAL FEES	$1,621,000	$1,581,000

(1)
Audit fees include the audit of our annual consolidated financial statements and our internal controls over financial reporting, quarterly limited reviews and accounting for current year acquisition and related SEC filings, as well as audits of statutory filings for certain subsidiaries.

(2)	Audit related fees include tax and other accounting advice, services performed in connection with registration statements, audits of acquired business and the review of certain correspondence with the SEC.
(3)	Tax fees consisted of charges principally related to tax advisory work for our domestic and international operations.

The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP and approved such services in accordance with law.

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of KPMG LLP as our Independent Registered Public Accounting Firm.

Board of Directors Meetings and Committees

The Board of Directors in 2005 consisted of 7 members, 6 of whom (Messrs. Bishop, Crotty, Katz, Lautenbach, Osborne and Sinisgalli) have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of the NASDAQ Stock Market. In compliance with the NASDAQ corporate governance rules, the independent directors of the Company conduct regularly scheduled meetings without the presence of non-independent directors or management.

During the fiscal year ended December 31, 2005, the Board of Directors met 4 times and took action by unanimous written consent 6 times. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which he served during 2005. Our directors are invited to the annual meeting of stockholders, and 1 director attended our 2005 annual meeting. The Board of Directors has established 5 permanent committees that have certain responsibilities for our governance and management which include the Compensation Committee, the Audit Committee, the Option Committee, the Nominating Committee and the Corporate Governance Committee. Charters for the Audit Committee, Corporate Governance Committee, Compensation Committee and Nominating Committee can be found on our web site at www.witness.com.

Audit Committee. During 2005, the Audit Committee consisted of Mr. Katz, the chairman, and Messrs. Crotty and Sinisgalli, each of whom has been determined by our Board of Directors to meet the independence and experience requirements applicable to members of the Audit Committee of a NASDAQ-traded company, as well as the Audit Committee independence standards established by the SEC. Further, the Board has determined that Mr. Katz is an “Audit Committee Financial Expert,” as defined by the rules of the SEC. The Audit Committee selects our independent auditors, reviews the scope of the audit to be conducted by them, as well as the results of their audit, pre-approves all audit and permissible non-audit services, reviews the scope of our internal system of controls, appraises our financial reporting activities (including our proxy statement and annual report) and the accounting standards and principles followed. The Audit Committee also reviews and discusses with management and the independent auditors various topics and events that may have significant financial impact on the Company, and reviews and discusses with management major financial risk exposure and steps management has taken to monitor and control such exposure. Additionally, the Committee reviews the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures, and management reports thereon. During the fiscal year ended December 31, 2005, the Audit Committee met 7 times and took action by unanimous written consent twice.

Compensation Committee. During 2005, the Compensation Committee consisted of Mr. Crotty, the chairman, and Messrs. Lautenbach and Osborne. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the NASDAQ corporate governance rules. The Compensation Committee approves the compensation and benefits of all of our executive officers, evaluates CEO performance, reviews general policies relating to compensation and benefits of our employees and makes recommendations concerning certain of these matters to the Board of Directors. The Compensation Committee also administers our equity-based compensation plans, including Stock Incentive Plan (including making grants under the plan to our executive officers) and Employee Stock Purchase Plan. The Board established the Option Committee as a subcommittee of the Compensation Committee in order to award option grants to employees below the rank of Senior Vice President. During the fiscal year ended December 31, 2005, the Compensation Committee met 4 times and took action by unanimous written consent twice.

Nominating Committee. Established on January 15, 2004, our Nominating Committee consists of Mr. Osborne, the chairman, and Mr. Katz. The Nominating Committee recommends to the Board of Directors nominees to serve on our Board of Directors and has adopted a written charter approved by the Board of Directors. Each of the members of the Nominating Committee meets the independence requirements of the NASDAQ corporate governance rules. Because our directors have a critical role in guiding our strategic direction and oversee the management of the Company, Board candidates must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our industry. When the Chief Executive Officer, the Nominating Committee or other directors identify the need to add a new director, or fill a vacancy, the Nominating Committee initiates a search. The search may involve input from the Nominating Committee, other directors, and/or a search firm. Candidates should meet the minimum qualifications as outlined in the Nominating Committee Charter, which specifies review of ethical character, reputation, experience and the ability to exercise sound business judgment. The Nominating Committee recommends the final candidates to the Board and seeks full Board endorsement for the recommended candidate. During the fiscal year ended December 31, 2005, the Nominating Committee took action by unanimous written consent once.

In accordance with the provisions of our certificate of incorporation and bylaws, stockholders may directly nominate prospective director candidates by delivering to our Corporate Secretary certain information about the nominee (reflecting the disclosure requirements of the SEC’s proxy rules concerning nominees for directorships) no less than 90 days and no more than 120 days in advance of the first anniversary of the prior year’s annual meeting. The Nominating Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by stockholders. The Nominating Committee believes that such a policy is not necessary or appropriate because of the stockholders’ ability to directly nominate director candidates for the Board.

Corporate Governance Committee.  Established January 15, 2004, the Corporate Governance Committee consists of Mr. Sinisgalli, the chairman, and Messrs. Bishop, Crotty, Katz, Lautenbach and Osborne, each of whom has been determined by our Board of Directors to be independent as defined by the NASDAQ corporate governance rules. The Corporate Governance Committee makes recommendations to the Board of Directors concerning the structure, composition and function of the Board of Directors and all committees. The Corporate Governance Committee also reviews meeting procedures, evaluates Board performance and reviews and recommends retirement policies for directors. During the fiscal year ended December 31, 2005, the Corporate Governance Committee met 4 times.

Option Committee. The Option Committee consists of Mr. Gould and the Chairman of the Compensation Committee. The Option Committee is authorized to award stock options in accordance with our Stock Incentive Plan to employees below the rank of Senior Vice President. During the fiscal year ended December 31, 2005, the Option Committee took action by unanimous written consent twelve times.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers and our employees. We have posted the policy in the Investor Relations section of our website, at www.witness.com. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary.

Directors’ Compensation

Our non-employee directors receive an annual retainer fee in the amount of $20,000 plus $1,000 for each regular board meeting that they attend and $500 for each special board or committee meeting attended that lasts more than 30 minutes. We also reimburse each director for reasonable expenses they incur in attending board and committee meetings. In addition, we issue equity compensation to our board. We have historically made an initial option grant of 27,000 shares each to new board members. Thereafter, under the 2003 Non-Employee Director Stock Option Plan, non-employee directors receive an option to purchase 8,000 shares each year following the first meeting of the board occurring on or after April 1. The options granted after July 1, 2004 vest over a two-year period and are exercisable for up to the five-year term of the grant, assuming that the director remains on our board. The options granted prior to July 1, 2004, also vest over a two-year period, but are exercisable for up to the ten-year term of the grant. The following table sets forth, for the year ended December 31, 2005, the total compensation paid by the Company to each director:

Summary Compensation Table

Non-Employee Director	Annual Compensation	Options
Tom Bishop	$61,000 (1)	8,000
Thomas J. Crotty	$30,500	8,000
Joel G. Katz	$29,500	8,000
Dan J. Lautenbach	$25,500	8,000
Terence H. Osborne	$31,777	8,000
Peter Sinisgalli	$27,500	8,000

(1)
Mr. Bishop received $4,000 in compensation for his services as Chairman of the Technology Advisory Committee, $32,000 in compensation pursuant to his services under an Independent Consultant Agreement and $25,000 in compensation as a member of the Board of Directors.

Executive Officers

In addition to David Gould, the following individuals currently serve as our senior officers as of March 31, 2006:

John Bourne, age 49, has served as Senior Vice President of Global Product Marketing since April 2003. From January 2002 until April 2003, he served as Executive Vice President Global Marketing and Corporate Strategic Alliances for Eyretel. From April 2000 until January 2002, he served as the President and Chief Executive Officer of Ultraprise Loan Technologies, a trader of mortgage loans. From February 1999 to April 2000, he served as Chief Executive Officer of U.S. Operations for QSP, Inc., a financial systems vendor.

Steve Byrd, age 50, has served as Senior Vice President, Global Channels & Alliances since January 2006 and joined the Company in November 1999 to oversee Global Channels. Steve joined the company from Infinium Software, a leading provider of integrated enterprise business solutions and services, where he most recently served as vice president of channels. His career also includes senior sales management, marketing and channel management roles at Attachmate, MSA/Dun & Bradstreet Software, and UCCEL.

Keith Cooley, age 52, has served as Senior Vice President and Chief Customer Officer since April 2005. Prior to joining the Company, he launched the product development division at EZGov, a provider of online solutions for federal, state, regional and local governments.

Philip Dawes, age 49, has served as General Manager, International Operations since January 2006. In this role, he is responsible for all operational facets of the business - including sales, channels, services, alliances and marketing in the EMEA and Asia/Pacific regions. Prior to becoming general manager of international operations in January 2006, Phil served as the Company's vice president of international services and support. Phil served as the Senior Vice President of Engineering of Eryetel until its acquisition by the Company in 2003.

Nick Discombe, age 43, has served as President and Chief Operating Officer since April 2003. From January 2000 until March 2003, he served as the Chief Executive, President and Chief Operating Officer and a director of Eyretel, plc, a UK-based global provider of customer experience management solutions that we acquired in April 2003, and from November 1998 until January 2000, he served as President and Chief Operating Officer of Eyretel.

William Evans, age 58, has served as Executive Vice President and Chief Financial Officer since May 2002 and as Chief Administrative Officer since April 2003. He served as a consultant from January 2001 through May 2002 and as President of Essex Electrical Group, a provider of building and industry wire for residential and commercial buildings, from July 1999 through January 2001. He is also a director of Spherion Corporation, which provides staffing, recruiting and workforce solutions.

Bill Robinson, age 40, has served as Senior Vice President of Americas since July 2004. From August 2003 until July 2004, he served as Vice President of North American Operations for Actuate Corporation, a company that provides enterprise reporting applications. From March 1998 to August 2003, Mr. Robinson held positions including Vice President of North American Channels and Vice President of North American Sales with Business Objects, a provider of business intelligence software solutions.

Kathleen Miller, age 41, has served as Senior Vice President, Global Finance & Accounting since April 2005. Ms. Miller joined the Company in October 1999 to build the company's financial analysis and planning group. From February 1993 to October 1999, she worked for MapInfo Corporation, a location-based information technology company, in various finance and accounting management roles. From May 1990 to February 1993, Ms. Miller was an auditor with PriceWaterhouseCoopers LLC. Ms. Miller is a certified public accountant.

Ed Murray, age 51, has served as Senior Vice President of Engineering since July 2003. From 1998 until June 2003, he served as Chief Technology Officer at Webhire, Inc., a staffing automation company.

Nancy Treaster, age 44, has served as the Senior Vice President of Global Corporate Marketing since April 2003. From January 2001 until April 2003, she served as Senior Vice President of Marketing and as Vice President of Marketing from April 1997 until January 2001.

Loren Wimpfheimer, age 41, has served as Senior Vice President of Corporate Development, General Counsel and Secretary since January 2001 and joined the Company in September 2000 as Vice President of Strategic Development, General Counsel and Secretary. From September 1996 until July 2000, he served as Vice President of Business Development and General Counsel of Harbinger Corporation, a provider of electronic commerce software and services.

EXECUTIVE COMPENSATION

The following table sets forth, for the years ended December 31, 2005, 2004, and 2003, the total compensation paid by the Company to our Chief Executive Officer, and our next four most highly compensated executive officers whose salary and bonus for 2005 exceeded $100,000. These executive officers are referred to as the Named Executive Officers.

Summary Compensation Table

Long Term Compensation Awards
	Fiscal	Annual Compensation		Securities Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Options (2)	Compensation (3)
David Gould Chairman and Chief Executive Officer	2005 2004 2003	$340,000 $340,000 $312,000	$208,619 $203,323 $239,605	210,000 200,000 300,000	$935 $2,050 $1,886
Nick Discombe (4) President and Chief Operating Officer	2005 2004 2003	$381,915 $384,615 $259,158	$1,325,107 $935,568 $157,500	260,000 100,000 452,794	$32,736(5) $32,967(5) $50,407(6)
William Evans (7) Chief Financial Officer and Chief Administrative Officer	2005 2004 2003	$275,000 $257,500 $257,500	$151,971 $104,118 $ 87,658	135,000 120,000 75,000	$756 $1,844 $12,171(8)
Steve Allen (9) Senior Vice President, International Operations	2005 2004 2003	$318,263 $320,513 $23,997	$183,295 $166,658 $0	25,000 35,000 180,000	$42,101(10) $42,399(11) $3,174(12)
Bill Robinson (13) Senior Vice President, Americas	2005 2004 2003	$225,000 $106,587 --	$142,583 $78,892 --	30,000 180,000 --	$618.75 $257 --

(1)	Represents amounts paid under our incentive compensation programs.

(2)	Reflects the grant of options to purchase common stock.

(3)	Represents company contributions to employee’s 401(k) account and disability insurance premiums paid on behalf of such employee unless otherwise noted.

(4)	Mr. Discombe joined the Company in April 2003. Amounts paid to Mr. Discombe are in U.K. pounds. We assumed a weighted average conversion rate of $0.6077/£ for the year ended December 31, 2003, $0.5460/£ for the year ended December 31, 2004 and $0.54986/£ for the year ended December 31, 2005.

(5)	Represents £18,000 paid for car allowance.

(6)	Represents $22,214 paid for car allowance, $24,020 for employee’s pension account, $4,173 as an adjustment to employee’s pension account.

(7)	Mr. Evans joined the Company in May 2002.

(8)	Represents $10,404 paid on behalf of Mr. Evans for relocation expenses and $1,767 paid to Mr. Evans’ 401(k) account.

(9)	Mr. Allen joined the Company in December 2003. We assumed a weighted average conversion rate of $0.6077/£ for the year ended December 31, 2003, $0.5460/£ for the year ended December 31, 2004 and $0.54986//£ for the year ended December 31, 2005.

(10)	Represents £14,400 paid for car allowance, £8,750 for employee’s pension account.

(11)	Represents £14,400 paid for car allowance, £8,750 for employee’s pension account.

(12)	Represents £1,200 paid for car allowance, £729 for employee’s pension account.

(13)	Mr. Robinson joined the Company in July 2004.

Option Grants in Last Fiscal Year

The following table sets forth all individual grants of stock options during the year ended December 31, 2005 to each of the Named Executive Officers. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. The options granted generally vest over 4 years and have a term of 5 years. The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate of the future trading prices of the common stock. There can be no assurance that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder’s continued employment throughout the entire vesting period and option term, none of which are reflected in this table. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

	Individual Grants				Potential Realizable
	Number of				Value at Assumed
	Securities	Percent of Total			Annual Rates of Stock
	Underlying	Options Granted			Price Appreciation for
	Options	to Employees in	Exercise or	Expiration	Option Term
Name	Granted	Fiscal Year	Base Price	Date	5%	10%
David Gould Chairman and CEO	50,000 100,000 60,000	7.4%	$16.97 $16.97 $18.89	1/19/2010 1/19/2010 7/22/2010	$234,425 $468,850 $313,138	$518,018 $1,036,035 $691,952
Nick Discombe President and COO	200,000 60,000	9.2%	$16.97 $18.89	1/19/2010 7/22/2010	$937,700 $313,138	$2,072,071 $691,952
William Evans Exec. Vice President and Chief Financial Officer	50,000 25,000 60,000	4.8%	$16.97 $16.97 $18.89	1/19/2010 1/19/2010 7/22/2010	$234,425 $117,212 $313,138	$518,018 $259,009 $691,952
Steve Allen Sr. Vice President, International Operations	25,000	0.9%	$18.89	7/22/2010	$130,474	$288,313
Bill Robinson Sr. Vice President, Americas	30,000	1.1%	$16.97	1/19/2010	$140,655	$310,811

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth for each of the Named Executive Officers the number and value of options exercised during the year ended December 31, 2005 as well as the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 2005. The value realized column represents the difference between the estimated fair value of the purchased shares on the option exercise date, less the exercise price paid upon the exercise of the options. The value of unexercised in-the-money options column represents the December 30, 2005 closing price of $19.67 per share, less the exercise price payable upon exercise of these options.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David Gould Chairman and CEO	--	--	694,097	756,500	$10,250,481	$7,605,671
Nick Discombe President and COO	50,578	$626,975	112,449	480,984	$1,396,354	$3,586,368
William Evans Exec. Vice President and Chief Financial Officer	30,000	$313,668	228,199	255,719	$2,869,112	$1,626,711
Steve Allen Sr. Vice President, International Operations	45,000	$419,350	65,200	129,800	$652,006	$1,078,594
Bill Robinson Sr. Vice President, Americas	15,000	$101,181	48,000	147,000	$397,440	$1,049,760

Employment Agreements, Severance and Change of Control Arrangements

Generally, we do not enter into employment agreements with our employees. The employment relationships with each executive officer are “at will.” We typically require each employee to enter into an agreement prohibiting the employee from disclosing or using any of our confidential or proprietary information without our permission and providing that the employee agrees to assign to us all inventions developed during the course of employment. In addition, the employee agrees not to solicit any of our customers or employees or to work for a competitor in defined geographical areas for a period of time after termination of his or her employment.

We have entered into an employment agreement with David Gould, our chairman and chief executive officer, which has particular confidentiality and non-competition related provisions that survive longer than one year. This employment agreement was effective February 2, 1999, and was amended on August 3, 1999. The agreement automatically renews for additional one-year terms unless at least 30 days prior notice of termination is given. The agreement has been renewed on an annual basis. Under the agreement, Mr. Gould is entitled to receive a base salary and a discretionary bonus. For fiscal 2005, Mr. Gould’s base salary was $340,000 and his discretionary bonus was $206,000 at target. In the event Mr. Gould’s employment is terminated without cause, or within six months of a change of control if he resigns for good reason, he is entitled to a severance payment equal to twelve months base salary.

We also entered into an employment agreement with Nick Discombe, our President and Chief Operating Officer, in June 2003. Pursuant to the terms of this agreement, Mr. Discombe received a retention bonus of £1,000,000, paid in two annual installments in March 2004 and March 2005. For fiscal 2005, Mr. Discombe’s base salary was £210,000 and his discretionary bonus was £126,000 at target. Pursuant to the terms of the agreement, Mr. Discombe also received an option to purchase 437,794 shares of our common stock at $4.56 per share. The option became exercisable as to 109,449 shares in May 2004, as to 306,456 shares in 35 equal monthly installments through April 2007, and becomes exercisable as to the remaining 21,889 shares in May 2007. The agreement may be terminated by either party giving twelve months written notice.

We have entered into addenda to the stock option agreements with each of our executive officers which provide, for specified periods of time, that stock options awarded to the executive officer will automatically vest if, upon a change in control, the executive officer’s employment is terminated without good cause or the executive officer resigns for good reason.

In November 2004, we entered into change of control agreements with our senior officers, including the Named Executive Officers. In general, these agreements provide the officers with severance benefits in the event of a change in control as defined. The agreements provide for us to pay the officer a multiple of his, or her, base salary and bonus, in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment for the value of COBRA continuation coverage, life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, the agreements provide for a gross-up payment for certain U.S. federal excise taxes that might result from the receipt of the severance payments. The severance payments vary by seniority, and involve multiples of 1.0, 1.5 or 2.0 times base salary and bonus. In the change of control agreements other than those for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, payments are made only if there is both a change of control of the company and a termination of employment of the officer without cause (or a constructive termination) as determined by the terms of the respective agreements.

In January 2006, the Board of Directors of the Company approved the amendment of the change of control agreements with our senior officers, including the Named Executive Officers in order that the change of control agreements would comply with the American Jobs Creation Act and Code Section 409A enacted thereunder. The long term disability and life insurance reimbursement provisions were restructured to proved a lump sum payment based on costs known or determinable as of the change of control date and the gross-up payment provisions were amended so that payments which may not be “objectively determinable” as of the change of control date are no longer paid out over time, but are paid in a single payment.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of the options granted under all of our existing equity compensation plans as of December 31, 2005, which includes our Amended and Restated Stock Incentive Plan, the Broad Based Option Plan, the Non-Employee Director Stock Option Plan and our Employee Stock Purchase Plan. Our stockholders have approved all of these plans except the Broad Based Option Plan.

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
Amended and Restated Stock Incentive Plan	7,384,552	$8.12	131,112(1)
Non-employee Director Stock Option Plan	99,000	$11.60	388,000
Employee Stock Purchase Plan	491,532	$7.42	498,468(2)
Equity compensation plans not approved by security holders
Broad Based Option Plan	604,144	$4.56	396,853
Blue Pumpkin Inducement Grants	486,750	$16.33	264,750
Total	9,065,978		1,679,183

(1)  May increase annually so that the total number of shares reserved will equal the sum of (a) the aggregate number of shares previously issued under our plan, (b) the aggregate number of shares subject to outstanding options granted under our plan and (c) 10% of the number of shares outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, the Board of Directors, at its discretion, may authorize a smaller number of additional shares to be reserved under this plan. The maximum annual increase in the number of shares, however, shall not exceed 3,000,000 in any calendar year.
(2)  Automatically increases on the last trading day of the last month of each fiscal year by a number of shares equal to 2% of the total number of shares of common stock outstanding on the last trading day of the month preceding the final month of each such fiscal year, but in no event shall any such annual increase exceed 900,000 shares, as adjusted under the terms of the plan. Notwithstanding the foregoing, the board of directors, at its discretion, may also issue a lower number of shares under this plan.

Stock Option and Other Compensation Plans

Amended and Restated Stock Incentive Plan

We have an Amended and Restated Stock Incentive Plan, which is intended to promote our interests by providing employees and key persons, such as non-employee directors and consultants, the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. As of December 31, 2005, there were 12,892,232 shares of common stock reserved under this plan. This plan provides for the grant of four types of awards: incentive stock options that qualify for tax benefits; non-qualified stock options; restricted stock awards; and stock appreciation rights. To date, we have issued stock options and restricted stock under our plan and since January 2001 have only issued non-qualified stock options.

In December 2003, we adopted the Director and Key Executive Stock Ownership Incentive Policy (the “Policy”). The Policy is intended to promote the interests of the Company and our stockholders by encouraging members of the board and key executives to purchase shares of our common stock. Under the Policy, an eligible person who purchases at least 500 shares and up to 3,000 shares of our common stock in the open market will be automatically and immediately granted five options from our Amended and Restated Stock Incentive Plan for each share purchased, with an exercise price equal to the closing price of our common stock on the date of purchase. One half of the shares purchased in the open market must be held for one year, and the balance must be held for two years. One-half of the options will vest on the first anniversary of the grant date, and the remaining options will vest in 12 equal monthly installments thereafter. The Policy was originally effective until March 15, 2004, and then was extended by the Board of Directors until June 15, 2004. During 2004, 60,000 options were granted under this Policy. This Policy is no longer in effect.

Our Amended and Restated Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine to whom awards are granted, the terms of such awards, including the type of awards to be granted, the exercise price, the number of shares subject to awards and the vesting of the awards. Generally, the term of a stock option granted under this plan may not exceed 10 years. The vesting schedule set forth in this plan’s award certificates was amended by the Compensation Committee in 2005 in order to provide that the options would become exercisable as to 25% of the total amount, after one year from the date of grant with the remaining 75% of the shares to begin vesting following the thirteenth month of the grant in 36 equal monthly installments such that all shares would be completely vested 48 months following the grant. Prior to August 1, 2005 this plan provided that options would first become exercisable, as to 25% of the total amount, after one year from the date of grant, and commencing 13 months after grant and until the end of the 47th month following grant, the options would become exercisable as to an additional 2% per month and the balance upon the 48th month following grant. The Compensation Committee may make awards to all executives and other employees. Our Option Committee may make awards to employees below the rank of Senior Vice President.

The exercise price for incentive stock options must be at least equal to the fair market value of our common stock on the date of grant (or 110% of the fair market value if the grant is made to a 10% stockholder). Options may be exercised by payment for the shares purchased in cash, or, to the extent approved by the Compensation Committee, by the delivery of previously owned shares, through a broker-facilitated cashless exercise, or a promissory note.

Upon a merger, consolidation, sale of substantially all of the assets, or other similar transaction in which the relevant agreement does not provide for the assumption or substitution of the awards under our Amended and Restated Stock Incentive Plan, the Compensation Committee may, in its discretion, deem the awards to be fully vested or exercisable, or cancel the awards in exchange for shares, cash, or other property equivalent in value to the shares. In addition, under the terms of the awards made to employees, the awards may accelerate upon a change of control transaction. Any award which is not assumed or substituted or which is not canceled prior to such a transaction will become vested and immediately exercisable just prior to the closing of the transaction.

Our Amended and Restated Stock Incentive Plan may be amended or terminated by the Compensation Committee. However, an amendment to (i) increase the number of shares reserved for issuance, (ii) extend the maximum life of our plan or exercise period, (iii) decrease the minimum exercise price, or (iv) change the persons eligible for grants under our plan, must be approved by our stockholders.

On the first day of each fiscal year, our Amended and Restated Stock Incentive Plan authorizes the number of shares of common stock available for issuance under such plan to automatically increase so that the total number of shares reserved will equal the sum of:

•	the aggregate number of shares previously issued under this plan; plus

•	the aggregate number of shares subject to outstanding options granted under this plan; plus

•	10% of the number of shares outstanding on the last day of the preceding fiscal year.

Notwithstanding the foregoing, the Board of Directors, at its discretion, may authorize a smaller number of additional shares to be reserved under this plan. The maximum annual increase in the number of shares, however, shall not exceed 3,000,000 in any calendar year.

Employee Stock Purchase Plan

We provide an Employee Stock Purchase Plan (the “ESPP”) which qualifies under Section 423 of the Internal Revenue Code and is provided to encourage employee ownership of the company’s stock. The ESPP allows eligible employees to purchase our common stock through voluntary payroll deductions for 95% of the fair market value of the common stock. Employees participate by authorizing payroll deductions of 1% to 15% of their base pay for each payroll period. At the end of each quarterly offering period, the Company, on behalf of the participants, purchases shares of our common stock equal to the sum of each participant’s payroll deductions divided by 95% of the fair market value of the common stock. No employee may participate in the ESPP if such employee owns or would own after the purchase of options under the ESPP, 5% or more of the voting power of all classes of Company stock.

There are currently 990,000 shares of common stock reserved for issuance under the ESPP. The number of shares of common stock available for issuance under the ESPP automatically increases on the last trading day of the last month of each fiscal year by a number of shares equal to 2% of the total number of shares of common stock outstanding on the last trading day of the month preceding the final month of each such fiscal year, but in no event shall any such annual increase exceed 900,000 shares, as adjusted under the terms of the ESPP. The Board of Directors, at its discretion, may also issue a lower number of shares under this plan. We are permitted under the ESPP to purchase shares of common stock on the open market for the purpose of reselling the shares to participants in the ESPP.

Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan became effective in April 2003 and is administered by our Board of Directors. We have reserved a total of 500,000 shares of common stock for issuance under this plan. All options granted under the Non-Employee Director Plan will be non-qualified stock options.

The Non-Employee Director Plan provides that in each year in which an optionee serves as an outside director, he or she automatically will be granted an option to purchase 8,000 shares of our common stock. Options are granted at the first meeting of the Board of Directors to occur after April 1 of each calendar year. The Board of Directors may impose restrictions on any option granted under the Non-Employee Director Plan as it deems advisable. No option granted under the Non-Employee Director Plan is transferable by the optionee other than by will or the laws of descent and distribution; however, an option may be transferred by the option holder as a bona fide gift to a family member, a trust for the benefit of family members, or to a family partnership.

The exercise price of all stock options granted under the Non-Employee Director Plan is equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the Non-Employee Director Plan have a term of no longer than ten years from the date the option is granted. Options granted under the Non-Employee Director Plan vest as to 1,000 shares each quarter, so that the option is fully vested two years following the date of grant. Vesting generally ceases if an optionee ceases to serve as a director; however, if the director resigns at the request of the chairman of the board, 50% of any unvested shares will vest upon the director’s resignation. In addition, if a change of control transaction occurs while the optionee is serving as a director, vesting is accelerated and all director options will become immediately exercisable. If the optionee’s services as a director cease for “Cause” (as that term is defined in the Non-Employee Director Plan), the option immediately ceases to be exercisable, otherwise the option remains exercisable for twelve months following the termination of the optionee’s services as a director.

Upon a merger, consolidation, sale of substantially all of the assets or other similar transaction in which the relevant agreement does not provide for the assumption or substitution of the awards under the Non-Employee Director Plan, the Board of Directors may, in its discretion, deem the awards to be fully vested or exercisable, or cancel the awards in exchange for shares, cash or other property equivalent in value to the shares. Any award that is not assumed or substituted or that is not canceled prior to such a transaction will become vested and immediately exercisable just prior to the closing of the transaction.

The Non-Employee Director Plan may be amended or terminated by the Board of Directors. However, an amendment to (i) increase the number of shares reserved for issuance, (ii) extend the maximum life of our plan or exercise period, (iii) decrease the minimum exercise price, or (iv) change the formula grant provisions, including the persons eligible for grants and the number of options granted, must be approved by our stockholders.

Broad Based Option Plan

In connection with the Eyretel acquisition, we established the Broad Based Option Plan for former Eyretel employees. This plan did not require stockholder approval under NASDAQ rules then in effect. The Broad Based Option Plan became effective in June 2003, and we may grant shares of common stock in the form of stock options. During 2004, no stock options were granted under the Broad Based Option Plan. At December 31, 2005, there were 1,600,000 shares authorized for issuance, of which 396,853 shares remain available for future grant. We do not anticipate increasing the number of shares available for issuance.

Acquisition Option Grants

On January 24, 2005, we acquired Blue Pumpkin Software, Inc. To induce certain of the employees of Blue Pumpkin to accept employment with us following the closing, the Compensation Committee approved an employment inducement award of approximately 800,000 shares of our common stock in the form of stock option grants to certain Blue Pumpkin employees. All of the inducement options have an exercise price equal to the market value of our common stock on the date of the grant, subject to standard provisions for termination, forfeiture and acceleration, and are generally exercisable for five years from the date of grant. The inducement options will first become exercisable, as to 25% of the total amount, after one year from the date of grant, and commencing 13 months after grant and until the end of the 47th month following grant, the options will become exercisable as to an additional 2% per month and the balance upon the 48th month following grant.

On May 23, 2005, we acquired Optimis Group Limited. To induce certain of the employees of Blue Pumpkin UK (a subsidiary of Optimis Group Limited) and Optimis Group Limited to accept employment with us following the closing, the Compensation Committee approved an employment inducement award of approximately 60,000 shares of our common stock in the form of stock option grants to certain Blue Pumpkin UK employees. All of the inducement options have an exercise price equal to the market value of our common stock on the date of the grant, subject to standard provisions for termination, forfeiture and acceleration, and are generally exercisable for five years from the date of grant. The inducement options will first become exercisable, as to 25% of the total amount, after one year from the date of grant, and commencing 13 months after grant, will vest in 36 equal monthly installments such that all shares shall be completely vested 48 months following the grant.

401(k) Plan

We maintain a qualified 401(k) plan to provide eligible employees with a tax deferred savings and retirement program. Employees are eligible to participate in the 401(k) plan one month following their date of employment and may contribute to the plan a percentage of their compensation through payroll deductions, up to the statutorily prescribed annual limit. Since January 1, 2000, we have matched employee contributions to the plan dollar-for-dollar up to a maximum of $1,200 per employee per year. During 2005, we made matching contributions of $461,878.94 to our 401(k) plan participants.

Pension Plan (UK Employees Only)

We maintain a pension plan (“Pension Plan”) for our United Kingdom employees. In accordance with the Inland Revenue regulations, eligible employees may contribute from 17.5% to 40% of their base salary into the Pension Plan. We also make matching contributions to individuals participating in the plan in amounts ranging from 5% to 7% depending on the employee’s length of service. During 2005, we made matching contributions of £212,944.43 (or $387,784.58 based on an average conversion rate of $1.82106/£ for the year ended December 31, 2005) to the Pension Plan.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and we shall indemnify our officers, employees and agents to the fullest extent permitted under Delaware law. This limitation of liability does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have also entered into agreements to indemnify all of our executive officers and directors in addition to indemnification provided for in our amended and restated Certificate of Incorporation. These agreements, among other things, require us to indemnify these individuals against liabilities that arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified.

Further, we have purchased a directors and officers liability insurance policy with a maximum aggregate liability of $15 million.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Mr. Crotty, the chairman, and Messrs. Lautenbach and Osborne. The Compensation Committee administers our Stock Incentive Plan, Broad Based Option Plan and Employee Stock Purchase Plan as well or any other equity incentive arrangement that we may enter. The Compensation Committee met 4 times during the year and acted by unanimous written consent 6 times.

Our executive compensation policy, as implemented by the Compensation Committee, is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have skills, experience and talents required to promote our short-term and long-term financial performance and growth. Our compensation policy is designed to link compensation to the value and level of the performance of the executive as well as to our performance as a whole. In so doing, the policy strives to align the financial rewards to the executive officers with the financial interests of our stockholders.

The Compensation Committee seeks to achieve these objectives by implementing, as the principal components of compensation, a program of base salary, incentive bonus compensation and equity-based incentives. The compensation decisions of the Compensation Committee, relative to our senior officers and management employees, are described below as to each of the foregoing components.

Compensation of Executive Officers Generally

Base Salary. Base salary levels for each of the executive officers, including the chief executive officer, are generally set within a range of base salaries that the Compensation Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to us. In addition, the Compensation Committee generally takes into account our past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The base salaries of the executive officers for fiscal 2005 were not linked to specific company performance criteria.

Cash Bonuses. Cash bonuses are determined and paid quarterly during the fiscal year to executives and management employees pursuant to our compensation plan for executive officers and other management employees. For each executive and management employee, the cash bonus is based in whole or in part upon the attainment of financial objectives for us as a whole or for the employee’s area of responsibility. For executive officers, these objectives are weighted 60% to 100% on company performance with each individual’s remaining percentage based upon attainment of individual goals. Cash bonuses for executive officers and other eligible management employees are targeted at ranges from 10% of base salary to 90% of base salary. The amount of the bonus payable to any executive officer or other management employee also depends on the level of our financial performance and other goals achieved, including strategic initiatives. Since bonus payments are based in whole or in part on the degree in which we achieve our overall revenue and earnings per share goals, the compensation of executive officers and management employees is higher during years in which we meet or exceed our specified financial performance goals. The key parameters that the Compensation Committee considered in determining executives’ performance bonus levels, in terms of company performance, were revenues, earnings per share and customer satisfaction levels, measured against targets. During 2005, the Company’s performance as to each of these parameters was 100% or better. For functional, rather than company-wide performance targets, we considered a wide variety of parameters, including bookings, revenues by category (e.g., product or service), margins, days sales outstanding and other factors.

Equity Incentives. The Compensation Committee believes that long-term incentive compensation is the most direct way of making executive compensation dependent upon increases in stockholder value. Our Amended and Restated Stock Incentive Plan provides the means through which executive officers and other management employees can build an investment in common stock which will align management’s economic interests with the interests of our stockholders. Under the Amended and Restated Stock Incentive Plan, we may award incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. To date, we have issued stock options and restricted stock under this plan and since January 2001 have issued only non-qualified stock.

In December 2003, we adopted the Director and Key Executive Stock Ownership Incentive Policy. The Policy is intended to promote the interests of the Company and our stockholders by encouraging members of the Board and key executives to purchase shares of our common stock. Under the Policy, an eligible person who purchases at least 500 shares and up to 3,000 shares of our common stock in the open market will be automatically and immediately granted an option to purchase five shares from our Amended and Restated Stock Incentive Plan for each share purchased, with an exercise price equal to the closing price of our common stock on the date of purchase. One half of the shares purchased in the open market must be held for one year, and the balance must be held for two years. One-half of the options will vest on the first anniversary of the grant date, and the remaining options will vest in 12 equal monthly installments thereafter. The Policy was originally effective until March 15, 2004, and then was extended by the Board of Directors until June 15, 2004. During 2004, 60,000 options were granted under this Policy. No options were granted under this Policy in 2005 as it is no longer in effect.

For the year ended December 31, 2005, we granted options to Mr. Gould to purchase 210,000 shares, to Mr. Discombe to purchase 260,000 shares, to Mr. Evans to purchase 135,000 shares, to Mr. Allen to purchase 25,000 shares and to Mr. Robinson to purchase 30,000 shares. For fiscal 2006, the Compensation Committee intends to grant options to executive officers based upon our achievement of the objectives of our plan and the Compensation Committee’s assessment of the individual’s contribution to our performance.

Executive officers may also be entitled to participate in our Employee Stock Purchase Plan on the same basis as our other employees, which is described under the heading “Stock Option and Other Compensation Plans.”

Other Benefits. Executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group short-term and long-term disability insurance. In addition, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) Plan for US employees and our Personal Savings Plan for UK employees, including matching contributions for each plan.

Compensation of the Chief Executive Officer

The Compensation Committee annually reviews the performance and compensation of our chief executive officer based on the committee’s assessment of his past performance and its expectation of his future contributions to our performance. David Gould has served as the chief executive officer since February 1999. For the fiscal year ended December 31, 2005, Mr. Gould’s compensation plan included an annual base salary of $340,000 and a target bonus of $206,000, based on our achievement of our financial objectives. Mr. Gould received a bonus of $196,612 for the 2005 fiscal year. During fiscal 2005, Mr. Gould was granted options to purchase 210,000 shares of our common stock at exercise prices of either  $16.97 or $18.89 per share.

 Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to the chief executive officer and each of the four other most highly compensated executive officers in excess of $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the management incentive plan and the award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Compensation Committee:

Thomas J. Crotty, Chairman Dan Lautenbach Terence H. Osborne

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of Mr. Katz, the chairman, and Messrs. Crotty and Sinisgalli. Our Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with the corporate governance rules of the NASDAQ Stock Market and also the rules of the SEC governing the independence of Audit Committee members. The Audit Committee has adopted a written charter approved by the Board of Directors, which can be found on our web site at www.witness.com. The Audit Committee met seven times during the year ended December 31, 2005 and took action by written consent twice.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and permissible non-audit services to be provided to the Company by its independent auditor. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. The Audit Committee has discussed with KPMG, the Company’s independent registered public accounting firm, the matters that are required to be discussed by AU Section 380 of the U.S. Auditing Standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2005 and that KPMG be appointed independent registered public accounting firm for the year 2006. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Audit Committee:

Joel G. Katz, Chairman Thomas J. Crotty Peter Sinisgalli

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Performance Graph

The following graph compares from the date of our initial public offering through December 31, 2005, the cumulative total return on our common stock with the cumulative total return on the NASDAQ Stock Market (U.S.) Index and with the RDG Internet Index and the RDG Software Composite. The graph assumes that $100 was invested on December 31, 2000 in each of our common stock, the NASDAQ Stock Market (U.S.) Index and the RDG Internet Index and assumes the reinvestment of dividends.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05

WITNESS SYSTEMS, INC.	100.00	98.67	25.48	68.67	129.33	145.70
NASDAQ STOCK MARKET (U.S.)	100.00	70.75	51.08	76.82	85.44	96.38
RDG INTERNET COMPOSITE	100.00	71.10	52.05	73.79	81.57	80.12
RDG SOFTWARE COMPOSITE	100.00	89.35	61.18	77.41	85.91	85.65

CERTAIN TRANSACTIONS

Related Party Transactions

Terence H. Osborne, a member of our Board of Directors, served as a director of Dendrite International, Inc. until February of 2006. Dendrite is a customer of the Company, and at December 31, 2005, we had accounts receivable from Dendrite of approximately $55,000.00. Dendrite placed orders with us in 2005 totaling $120,701.83.

William Evans, our chief financial officer, serves as a director of Spherion Corporation. Spherion is a customer of the Company, and at December 31, 2005, we had accounts receivable from Spherion of approximately $2,660.00. Spherion placed orders with us in 2005 totaling approximately $170,000.00.

Indebtedness of Management

In accordance with Section 402 of the Sarbanes-Oxley Act of 2002, we do not extend or arrange for the extension of credit in the nature of personal loans to our directors or executive officers.

Policy on Future Transactions

Our Board of Directors has adopted a resolution whereby all future transactions with related parties must be approved by a majority of the Board of Directors including a majority of the independent and disinterested members of the Board of Directors or a majority of the disinterested stockholders and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act 1934, as amended, requires the directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of the common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that during the fiscal year ended December 31, 2005, no reporting person failed to file a Form 4, Statement of Changes in Beneficial Ownership on a timely basis.

STOCKHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by a stockholder for consideration at the 2007 Annual Meeting of Stockholders must be received by us no later than February 18, 2007, if any such proposal is to be eligible for inclusion in our proxy materials for our 2007 Annual Meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any business or nominations before the 2007 Annual Meeting of Stockholders, certain conditions set forth in Section 2.12 of the Bylaws must be complied with, including, but not limited to, delivery of notice, not less than 90 days prior to the first anniversary of our annual meeting held in the prior year, or no later than February 18, 2007.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by mail at: Witness Systems Board of Directors, 300 Colonial Center Parkway, Roswell, Georgia 30076. All communications made by this means will be received directly by the Chairman of the Audit Committee and the Company’s General Counsel. We encourage our Board of Directors to attend the annual stockholder meeting if their schedule permits, however the meeting is typically not scheduled coincident with a regular board meeting. Last year, one director attended the annual stockholder meeting.

FORM 10-K EXHIBITS

We have included with this Proxy Statement a copy of our Form 10-K report for fiscal year 2005, including the financial statements, schedule and list of exhibits. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076. They are also available, free of charge, at the SEC’s website, www.sec.gov.

OTHER MATTERS

The management of Witness Systems is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Loren Wimpfheimer Secretary

WITNESS SYSTEMS, INC.
300 Colonial Center Parkway
Roswell, Georgia 30076
(770) 754-1900

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Gould, Loren Wimpfheimer and William Evans, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Witness Systems, Inc. held of record by the undersigned on March 31, 2006, at the annual meeting of Shareholders to be held on Thursday, May 18, 2006 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” the named nominee in Proposal 1 and “FOR” Proposal 2.

(Please date and sign on reverse)
(Continued on reverse side)

(Continued from other side)

I PLAN TO ATTEND MEETING□

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NAMED NOMINEE IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1—to vote FOR □    or    WITHHOLD AUTHORITY to vote for □

David Gould

2—Approval of the selection of KPMG LLP as independent public accountants for fiscal year ending December 31, 2006.

FOR □   AGAINST □   ABSTAIN□

PLEASE MARK YOUR CHOICE LIKE THIS "X" IN BLUE OR BLACK INK.

Dated_____________________________________________

__________________________________________________
Signature

__________________________________________________
Signature if held jointly
Please mark, date and sign as your name appears above and return in the enclosed envelope.